AMENDED AND RESTATED EMPLOYMENT SEPARATION AGREEMENT

This Amended and Restated Employment Separation Agreement (the “Agreement”), effective as of December 31, 2008, is entered into by and between PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1 Route 17 South, Saddle River, New Jersey 07458, and Peter Tilles, residing at                               (the “Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Separation Agreement, effective as of February 1, 2008 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), and to make certain other clarifying changes, with this Agreement to supersede the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereby agree as follows:

1.	Employment.
In connection with the Executive’s continued employment, the Company shall employ the Executive as President, Marketing Research and Consulting of the Company, which employment shall terminate upon notice by either party, for any reason.  Executive understands and agrees that Executive’s employment with the Company is at will and can be terminated at any time by either party, and for any or no reason.

2.	Compensation and Benefits Payable Upon Involuntary Termination without Cause or Resignation for Good Reason.

a.	Triggering Event. In further consideration for Executive’s continued employment, Executive will receive the compensation and benefits set forth in this Section 2 if the following requirements are met:

i.	Executive’s employment is terminated involuntarily by the Company at any time for reasons other than death, total disability or Cause, or Executive resigns from employment for Good Reason; and

ii.
As of the 30th day following his termination date, Executive has executed the Agreement and General Release in substantially the form attached to this Agreement, or in such form as may be provided by the Company (the “Release”), any applicable revocation period has expired and Executive has not revoked the Release during such revocation period.

b.	Compensation and Benefits. The Company will provide the following compensation and benefits to Executive:

i.
The Company will pay Executive a lump sum payment equal to the product of twelve (12) times Executive’s Base Monthly Salary (excluding incentives, bonuses, and other compensation), plus the average of the cash incentive compensation paid to Executive during the three (3) years immediately preceding the termination date (or, if the Executive was not employed by the Company during the three (3) immediately preceding years, the average of or actual cash incentive compensation paid to Executive during the two (2) preceding years or one (1) preceding year, as applicable). Subject to Section 2(c) below, such payment shall be made within forty-five (45) days of Executive’s termination date.

ii.
The Company will reimburse Executive for the cost of the premiums for COBRA group health continuation coverage under the Company’s group health plan paid by Executive for coverage during the period beginning following Executive’s termination date and ending on the earlier of either:  (A) first anniversary of Executive’s termination date; or (B) the date on which Executive becomes eligible for other group health coverage, provided that no reimbursement shall be paid unless and until Executive submits proof of payment acceptable to the Company within 90 days after Executive incurs such expense.  Any reimbursements of the COBRA premium that are taxable to the Executive shall be made on or before the last day of the year following the year in which the COBRA premium was incurred, the amount of the COBRA premium eligible for reimbursement during one year shall not affect the amount of COBRA premium eligible for reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

c.
Delay of Payment to Comply with Code Section 409A.  Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, then the Company shall delay the commencement of such payments (without any reduction) by a period of six (6) months after Executive’s termination of employment and any payments so deferred shall earn interest calculated at the prime rate of interest reported by The Wall Street Journal as of the date of termination.  Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination of employment.  The 6-month payment delay requirement of this Section 2(c) shall apply only to the extent that the payments under this Section 2 are subject to Code Section 409A.  With respect to payments or benefits under this Agreement that are subject to Code Section 409A, whether Executive has had a termination of employment shall be determined in accordance with Code Section 409A and applicable guidance issued thereunder.

3.           Other Compensation.

a.
Except as may be provided under this Agreement, any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements of the Company shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and Executive shall have no right to receive any other compensation or benefits, or to participate in any other plan or arrangement, following the termination of Executive’s employment by either party for any reason.

b.
Notwithstanding any provision contained herein to the contrary, in the event of any termination of employment, the Company shall pay Executive his or her earned, but unpaid, base salary within ten (10) days of Executive’s termination date and shall reimburse Executive for any accrued, but unpaid, reasonable business expenses, in each case, earned or accrued as of the date of termination.  Executive shall submit documentation of any business expenses within ninety (90) days of his or her termination date and any reimbursements of such expenses that are taxable to the Executive shall be made on or before the last day of the year following the year in which the expense was incurred, the amount of the expense eligible for reimbursement during one year shall not affect the amount of reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

4.
Withholding.  All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement or applicable law.

5.
Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement.  In the event Executive’s employment with the Company is terminated by either party for any reason, Executive shall continue to be bound by the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement for the periods set forth therein (a copy of which is attached to this Agreement).

6.           Definitions.

a.
Cause shall mean: (i) the failure of Executive to use Executive’s best efforts in accordance with Executive’s position, skill and abilities to achieve Executive’s goals as periodically set by the Company that continues unremedied for a period of ten (10) business days after the Chief Executive Officer and/or his designee has given written notice to Executive specifying in reasonable detail Executive’s failure; (ii) the failure by Executive to comply with the reasonable instructions of the Chief Executive Officer and/or his designee and which such refusal continues unremedied for a period of ten (10) business days after the Chief Executive Officer and/or his designee has given written notice to Executive specifying in reasonable detail the instructions Executive has failed to comply with; (iii) the failure by Executive to adhere to the Company’s documented policies and procedures that continues unremedied for a period of ten (10) business days after the Chief Executive Officer and/or his designee has given written notice to Executive specifying in reasonable detail Executive’s breach of such policies and/or procedures; (iv) the failure of Executive to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time that continues unremedied for a period of ten (10) business days after the Chief Executive Officer and/or his designee has given written notice to Executive specifying in reasonable detail Executive’s failure; (v) Executive's conviction of a criminal offense (including the entry of a nolo contendere plea); or (vi) any documented act of material dishonesty or fraud by the Executive in the commission of his or her duties that continues unremedied for a period of ten (10) business days after the Chief Executive Officer and/or his designee has given written notice to Executive specifying in reasonable detail Executive’s conduct; or (vii) Executive engages in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002.

b.
Base Monthly Salary shall mean an amount equal to one-twelfth of Executive’s then current annual base salary.  Base Monthly Salary shall not include incentives, bonus(es), health and welfare benefits, car allowances, long term disability insurance or any other compensation or benefit provided to Executives of the Company at the executive level.

c.
Change of Control shall mean: (i) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (ii) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (iii) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the

Company or any securities having voting rights that the Company may issue in the future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (iv) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly. Notwithstanding the preceding sentence, any transaction that involves a mere change in identity form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, or a transaction of similar effect, shall not constitute a Change of Control.

d.
Good Reason.  Executive’s termination of employment with the Company shall be for Good Reason if (i) Executive notifies the Company in writing that one of the Good Reason Events (as defined below) has occurred, which notice shall be provided within ninety (90) days after he becomes aware of the occurrence of such Good Reason Event, (ii) the Company fails to cure such Good Reason Even within thirty (30) days after receipt of the written notice from Executive (the “Cure Period”) and (iii) Executive resigns employment within thirty (30) days following expiration of the Cure Period.  For purposes of this Agreement, a “Good Reason Event” shall mean any of the following which occur without Executive’s consent:

i.           Prior to a Change of Control,

A.
The failure by the Company to pay Executive any material amount of his or her current salary, or any material amount of his or her compensation deferred under any plan, agreement or arrangement of or with the Company that is currently due and payable;

B.
A material reduction in Executive’s annual base salary; provided that a reduction consistent with reductions made to the annual base salaries for similarly situated senior executives of no more than 15% shall not constitute Good Reason; or

C.	The relocation of Executive’s principal place of employment to a location more than 50 miles from Executive’s current principal place of employment.

ii.           During the two (2) year period following any Change of Control,

A.
The failure by the Company to pay Executive any material amount of his or her current salary, or any material amount of his or her compensation deferred under any plan, agreement or arrangement of or with the Company that is currently due and payable;

B.
A material reduction in Executive’s annual base salary; provided that a reduction consistent with reductions made to the annual base salaries for similarly situated senior executives of no more than 15% shall not constitute Good Reason;

C.           The relocation of Executive’s principal place of employment to a location more than 50 miles from Executive’s current principal place of employment;

D.	A material adverse alteration of Executive’s duties and responsibilities from those in effect immediately prior to the Change of Control;

E.	An intentional, material reduction by the Company of Executive’s aggregate target incentive awards under any short-term and/or long-term incentive plans; and

F.
The material failure of the Company to maintain Executive’s relative level of coverage under its material employee benefit, retirement, or fringe benefit plans, policies, practices, or arrangements in which Executive participates, both in terms of the amount of benefits provided and the relative level of Executive’s participation as in effect immediately before a Change of Control and with all improvements therein subsequent thereto (other than those plans or improvements that have expired thereafter in accordance with their original terms), or the taking of any action which would materially reduce Executive’s benefits under such plans or deprive him of any material fringe benefit enjoyed by him immediately before a Change of Control.  For this purpose, the Company may eliminate and/or modify existing employee benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all such executives; provided, however, that Executive’s level of coverage under all such programs must be at least as great as is such coverage provided to employees who have the same or lesser levels of reporting responsibilities within the organization.

e.	Code shall mean the Internal Revenue Code of 1986, as amended.

7.
Integration; Amendment.  This Agreement, the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement, and the Executive’s Individual Stock Agreement (if any) (a copy of which are attached to this Agreement) constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein.  No amendments or additions to such agreements shall be binding unless in writing and signed by both parties, provided, however, that this Agreement may be unilaterally amended by the Company where necessary to ensure any benefits payable hereunder are either excepted from Code Section 409A or otherwise comply with Code Section 409A.

8.
Governing Law; Headings.  This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions.  Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

9.
Jurisdiction.  Except as otherwise provided for herein, each of the parties: (a) irrevocably submits to the exclusive jurisdiction of any state court sitting in Bergen County, New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party. Nothing in this Section 8, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE

By:   /s/ Peter Tilles
Peter Tilles

PDI, INC.

By:   /s/ Nancy Lurker
Nancy Lurker
Chief Executive Officer